Exhibit 5.1
Locke Liddell & Sapp llp
Attorneys & Counselors

3400 JPMorgan Chase Tower		(713) 226-1200
600 Travis		(713) 223-3717
Houston, TX 77002-3095	Austin • Dallas • Houston • New Orleans • Washington, D.C.	www.lockeliddell.com
October 10, 2006
Board of Directors
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
Gentlemen:
     We have acted as counsel to Service Corporation International, a Texas corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-4 filed by the Company with the Commission on October 10, 2006 (the “Registration Statement”), relating to the registration of the offer by the Company to exchange (the “Exchange Offer”) up to $250,000,000 aggregate principal amount of its 7 3/8% Senior Notes due 2014 (the “New 2014 Notes”) for its existing 7 3/8% Senior Notes due 2014 (the “Old 2014 Notes”) and $250,000,000 aggregate principal amount of its 7 5/8% Senior Notes due 2018 (the “New 2018 Notes” and, together with the New 2014 Notes, the “New Notes”) for its existing 7 5/8% Senior Notes due 2018 (the “Old 2018 Notes” and, together with the Old 2014 Notes, the “Old Notes”). The New Notes are proposed to be issued in accordance with the provisions of the Indenture dated as of February 1, 1993, between the Company and The Bank of New York Trust Company, N, A., as successor trustee to The Bank of New York, and the Third and Fourth Supplemental Indentures thereto each dated as of October 3, 2006 (together, the “Indenture”) in exchange for the Old Notes as contemplated by certain Registration Rights Agreements each dated as of October 3, 2006 (the “Registration Rights Agreements”) by and among the Company and JPMorgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Lehman Brothers Inc., Raymond James & Associates, Inc. and Morgan Keegan & Company, Inc.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, (ii) the Company’s Articles of Incorporation and By-laws, each as amended to date, (iii) the Indenture, (iv) the Registration Rights Agreements, (v) resolutions of the Board of Directors and Executive Committee of the Company, (vi) the Form T-l of the Trustee, and (vii) the Form of the New Notes.
     We have also examined originals or copies, certified, or otherwise identified to our satisfaction, of such other documents, resolutions, certificates, and records as we have deemed

Board of Directors
Service Corporation International
October 10, 2006

necessary or appropriate, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
     In rendering the opinions expressed below, we have assumed (i) the genuineness of the signatures on all documents that we have examined, (ii) the conformity to the originals of all documents supplied to us as certified or photostatic or faxed copies, (iii) the authenticity of the originals of such documents, (iv) as to the forms of all documents in respect of which forms were filed with the Commission or incorporated by reference as exhibits to the Registration Statement, the conformity in all material respects of such documents to the forms thereof that we have examined, and (v) that the Registration Statement and any amendments thereto will have become effective and the New Notes will be issued in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement, including the prospectus included therein, and the exhibits thereto. In conducting our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of the Company and others.
     Based on the foregoing, and having due regard for such legal considerations as we deem relevant, and subject to the qualifications and limitations set forth herein, we are of the opinion that when (a) the New Notes (in the form examined by us) have been exchanged for Old Notes in the manner described in the Registration Statement, including the prospectus included therein, and the exhibits thereto, (b) the New Notes (in the form examined by us) have been duly executed by the Company, authenticated by the Trustee, and issued and delivered in accordance with the terms of the Indenture upon consummation of the Exchange Offer against receipt of the Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer and the Registration Rights Agreements, (c) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (d) any applicable provisions of any “blue sky” laws have been complied with, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of Texas which are expressed to govern the same, subject to (y) applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and (z) equitable principles of general applicability that may limit any rights of acceleration and the availability of specific performance, injunctive relief or any other equitable remedy.
     We express no opinion as to the enforceability of any provision of the Indenture or the New Notes to the extent relating to any failure to comply with requirements concerning notices, relating to delay or omission to enforce rights or remedies or purporting to waive or affect rights,

Board of Directors
Service Corporation International
October 10, 2006

claims, defenses, the application of any provision of law or other benefits to the extent that any of the same cannot be waived or so affected under applicable law, or relating to severability or separability, or to choice of law to the extent, if any, it purports to require disregard of mandatory choice of law rules.
     This opinion is limited in all respects to the laws of the State of Texas (other than municipal and local ordinances and regulations). We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Commission relating thereto. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

LOCKE LIDDELL & SAPP LLP

By:	/s/ David F. Taylor David F. Taylor